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                                                                    EXHIBIT 4.10

                             DIGITAL TELEPORT, INC.
                    AMENDMENT NO. 1 TO STOCK PLEDGE AGREEMENT


                  THIS AMENDMENT NO. 1 TO STOCK PLEDGE AGREEMENT (the "Amendment") dated as of December 18, 1997, is by and between RICHARD D. WEINSTEIN, an individual ("Weinstein"), and KLT TELECOM INC., a Missouri corporation ("KLT"; together with Weinstein, the "Parties").

                  WITNESSETH:

                  WHEREAS, Weinstein made that certain Stock Pledge Agreement, dated as of March 12, 1997 (the "Stock Pledge Agreement") in favor of KLT, whereby Weinstein pledged the Pledged Shares (as defined therein) to KLT as security for certain obligations described therein (the "Secured Obligations");

                  WHEREAS, Digital Teleport, Inc. ("DTI") is entering into an Agreement and Plan of Reorganization (the "Merger Agreement"), of even date herewith, by and among DTI, DTI Holdings, Inc. ("Holdco") and DTI Merger Sub, Inc. ("Merger Sub"), pursuant to which the Pledged Shares shall be converted into and become an equal number of shares of common stock, par value $.01 per share, of Holdco (the "Substituted Shares").

                  WHEREAS, Weinstein desires to amend the Stock Pledge Agreement to substitute the Substituted Shares for the Pledged Shares as security for the Secured Obligations as provided herein.

                  NOW, THEREFORE, the Shareholders, DTI and Holdco agree as follows:

                  1. The parties hereby acknowledge and agree that the Substituted Shares shall be held by KLT in substitution for the Pledged Shares pursuant to Section 1(e) of the Stock Pledge Agreement as if the Substituted Shares had been originally pledged thereunder. Weinstein shall deliver share certificates representing the Substituted Shares to KLT immediately upon his receipt of certificates evidencing the same.

                  2. The parties hereto agree that wherever the Stock Pledge Agreement shall reference "the Company" or "DTI", that such reference shall be hereafter deemed to refer to Holdco, unless the context requires otherwise.

                  3. Definitions. Any capitalized terms used but not defined herein shall have the meaning ascribed thereto in the Stock Pledge Agreement.

                  4. Effect of this Amendment. Except as otherwise specifically amended herein, the Stock Pledge Agreement, as modified by this Amendment, remains in full force and effect.
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                  5. Counterparts; Effectiveness. This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

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                  IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered as of the day and year first above written.



                                           /s/  Richard D. Weinstein
                                           -------------------------------
                                           Richard D. Weinstein



                                           KLT TELECOM INC.


                                           By: /s/ R.G. Wasson
                                               ---------------------------
                                               Ronald G. Wasson
                                               President

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